SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 3/31/2007
FILE NUMBER 811- 7890
SERIES NO.:   1

72DD. 1. Total income dividends for which record date passed during the period.
         (000's Omitted)
         Class A                                                $   7,486
      2. Dividends for a second class of open-end company shares (000's Omitted)
         Class A3                                               $   3,104
         Institutional Class                                    $   1,475

 73A. Payments per share outstanding during the entire current period:
      (form nnn.nnnn)
      1. Dividends from net investment income
         Class A                                                $000.4777
      2. Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class A3                                               $000.4505
         Institutional Class                                    $000.4807

 74U. 1. Number of shares outstanding (000's Omitted)
         Class A                                                   13,530
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class A3                                                   3,546
         Institutional Class                                          299

 74V. 1. Net asset value per share (to nearest cent)
         Class A                                                $   10.76
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
         Class A3                                               $   10.76
         Institutional Class                                    $   10.75